Exhibit n.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of SuRo Capital Corp. on Amendment 2 of Form N-2 (File No. 333-272578) of our report dated March 16, 2023, with respect to our audit of the consolidated financial statements of SuRo Capital Corp. as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022, and the financial highlights for the periods presented, with exception for the year ended December 31, 2018, which was audited by a predecessor firm, which report is included in the Annual Report on Form 10-K of SuRo Capital Corp. for the year ended December 31, 2022, as amended on August 15, 2023.

We consent to the incorporation by reference in the Registration Statement of SuRo Capital Corp. on Amendment 2 of Form N-2 (File No. 333-272578) of our report dated March 16, 2023, relating to the financial information set forth under the heading “Senior Securities” in such Prospectus, which is part of this Registration Statement.

We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, “Financial Statements and Exhibits” and the “Senior Securities” table in such Prospectus.

/s/ Marcum llp

Marcum llp
San Francisco, California
August 16, 2023